VARIABLE CONTRACT DISTRIBUTION AND PRINCIPAL UNDERWRITING

AGREEMENT

THIS VARIABLE CONTRACT DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT (this “Agreement”) made this 9th day of October, 2013 by and between American Family Life Insurance Company (“AFLIC”), a Wisconsin corporation, on its behalf and on behalf of each Variable Account identified in Schedule 1 hereto (the “Variable Accounts”), and Sunset Financial Services, Inc. (“Distributor”), a Washington corporation.

WITNESSETH

WHEREAS, AFLIC, on its behalf and on behalf of each of the Variable Accounts, and Kansas City Life Insurance Company (“KCL”), an Affiliate of Distributor entered into an Indemnity Reinsurance Agreement effective as of April 1, 2013 (the “Reinsurance Agreement”) and an Administrative Services Agreement effective as of April 1, 2013 (the “Administrative Services Agreement”), pursuant to which KCL will indemnity reinsure and administer the Variable Contracts (as defined herein);

WHEREAS, AFLIC has discontinued the offering of the Variable Contracts, except in the case of a change in ownership or the reinstatement of a Variable Contract that at one time was in force;

WHEREAS, under the terms of Variable Contracts in force, Customers may continue to pay Premiums, reallocate contract value and effect other transactions under the terms of such contracts;

WHEREAS, AFLIC and Distributor wish to enter into this Agreement to permit KCL and its affiliates to perform their obligations under the Reinsurance Agreement and the Administrative Services Agreement.

NOW, THEREFORE, in consideration of their mutual promises, and of other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Distributor and AFLIC hereby agree as follows:

1.	Definitions. The following terms have the meanings ascribed to them hereunder.

a.	1933 Act. The Securities Act of 1933, as amended.

b.	1934 Act. The Securities Exchange Act of 1934, as amended.

c.	1940 Act. The Investment Company Act of 1940, as amended.

d.	Application. An application for a Variable Contract.

e.	Customer. A holder, annuitant or other beneficiary of a Variable Contract.

f.	FINRA. The Financial Industry Regulatory Authority, Inc.

g.	Premium. A payment made under a Variable Contract to purchase benefits under the Variable Contract.

h.	Prospectus. The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term “any Prospectus” means any document that is, or at any time was, a Prospectus within the meaning of this Section 1.h.

i.	Registration Statement. At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section S of this Agreement, the term “Registration Statement” means any document that is, or at any time was, a Registration Statement within the meaning of this Section l.i.

j.	Representative. An individual who is an associated person of Distributor, as that term is defined in the 1934 Act.

k.	SEC. The Securities and Exchange Commission.

l.	Variable Account. A separate account supporting a class or classes of Variable Contracts and specified on Exhibit A as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 10.b of this Agreement.

m.	Variable Contract. A variable universal life insurance policy or an annuity contract of the type listed on Exhibit B.

2.	Authorization

a.	Scope of Authority. The parties acknowledge and agree that, as of September 2009, AFLIC discontinued the offering of Variable Contracts, except in the case of a change in ownership or a reinstatement of a Variable Contract that, but that AFLIC continues to accept Premium payments, reallocation requests and other contract owner transaction requests with respect to Variable Contracts that remain in force and to that extent, the offering of the Variable Contracts is continuing. The parties further acknowledge and agree that Distributor shall act as principal underwriter and distributor for the Variable Contracts for the term of this Agreement and shall continue to provide customer services regarding the Variable Contracts to the Customers.

b.	Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of AFLIC or its affiliates solely by virtue of their activities hereunder. Distributor and its Representatives shall not have authority, on behalf of AFLIC: to make, alter or discharge any Variable Contract or other insurance policy or annuity entered into pursuant to a Variable Contract; to waive any Variable Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to AFLIC). Distributor shall not expend, nor contract for the expenditure of, the funds of AFLIC. Distributor shall not possess or exercise any authority on behalf of AFLIC other than that expressly conferred on Distributor by this Agreement.

3.	Distributor Activities

a.	Representatives. Distributor shall assure that no Representative shall provide customer services to a Customer unless such Representative is duly registered with FINRA and, to the extent required, also duly licensed and appointed with all applicable state insurance and securities regulatory authorities.

b.	Activities. Distributor shall carry out its activities with respect to the Variable Contracts as contemplated by this Agreement in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations, and compliance manuals provided or approved by AFLIC. In particular, without limiting the generality of the foregoing:

(1)      Distributor shall train, supervise, and be solely responsible for the conduct of, its Representatives and shall supervise their compliance with the federal securities laws and applicable rules and regulations of any securities regulatory agencies that have jurisdiction over variable insurance and annuity product activities.

(2)      Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, or deliver the Variable Contracts, in any state or other jurisdiction unless AFLIC has notified Distributor that such Variable Contracts may lawfully be sold or issued in such state, and has not subsequently revised such notice.

(3)      Neither Distributor nor any Representative shall give any information or make any representation in regard to a class of Variable Contracts in connection with the offer or sale of Variable Contracts that is not in accordance with the Prospectus for such Variable Contracts, or in current advertising materials for such Variable Contracts authorized by AFLIC.

(4)      All Premiums paid by check that are collected by Distributor or any of its Representatives shall be remitted promptly, and in any event by noon of the next business day after receipt, together with any Applications, forms and any other required documentation, to AFLIC. If any Premium is held at any time by Distributor, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly, and in any event by noon of the next business day, to AFLIC. Distributor acknowledges that all such Premiums, whether by check or wire, shall be the property of AFLIC. Distributor acknowledges that AFLIC shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c.	Suitability. Distributor shall comply, and shall cause its Representatives to comply, with applicable suitability rules under FINRA rules or state laws. AFLIC shall comply with any suitability standards imposed under state insurance laws, to the extent applicable to Variable Contracts.

d.	Distributor is a Broker-Dealer. Distributor represents, warrants and covenants to AFLIC that Distributor is and during the term of this Agreement shall remain registered as a broker-dealer under the 1934 Act, is and shall remain a member with FINRA, and is and shall remain registered as a broker-dealer under applicable state securities laws to the extent required under such laws. Distributor further represents and warrants that it is eligible to act as principal underwriter for the Variable Accounts under Section 9(a) of the 1940 Act.

4.	AFLIC’s Undertakings

a.

Securities Law Compliance. AFLIC shall be responsible for preparing the Prospectuses and Registration Statements for each class of Variable Contracts and filing them with the SEC, to the extent required. AFLIC shall use its best efforts to maintain the registration of the Variable Contracts and the related Variable Accounts with the SEC, such efforts to include, without limitation, best efforts to prevent a stop order from being issued by the SEC or, if a stop order has been issued, to cause such stop order to be withdrawn. AFLIC shall take all action required to cause the Variable Accounts to continue to comply, in all material respects, with the provisions of the 1940 Act and regulations and exemptions thereunder applicable to the Variable Accounts as a registered investment company under the 1940 Act. AFLIC shall not deduct any amounts from the assets of any Variable Account, enter into a transaction or arrangement involving the Variable Contracts or the related Variable Account, or cause any Variable Account to enter into any such transaction or arrangement, without obtaining any necessary or customary approvals or exemptions from the SEC or no-action assurance from the SEC staff, and without ensuring that such approval, exemption or assurance applies to Distributor as the principal underwriter for such Variable Account and Variable Contracts. AFLIC shall timely file each post-effective amendment to a Registration Statement, Prospectus, statement of additional information, Rule 24f-2 notice, annual report on Form N-S AR, and all other reports, notices, statements, and amendments required to be filed by or for AFLIC and/or a Variable Account with the SEC under the 1933 Act, the 1934 Act and/or the 1940 Act or any Regulations, and shall pay all filing or registration fees payable in connection therewith. To the extent there occurs an event or development (including, without limitation, a change of applicable law, regulation or administrative interpretation) warranting an amendment to either the Registration Statement or supplement to the Prospectus, AFLIC shall endeavor to prepare, subject to Distributor’s right to review such material provided in Section 3(b), and file such amendment or supplement with the SEC with all deliberate speed.

b.	Provision of Copies. Distributor shall have the right to review any Registration Statement or Prospectus. Upon Distributor’s request, AFLIC shall provide Distributor with a preliminary draft of any exemptive application or no-action request to be filed with the SEC in connection with the Variable Account and Variable Contracts. AFLIC shall furnish Distributor with copies of any such material or amendment thereto, as filed with the SEC, promptly after the filing thereof, and any SEC communication or order with respect thereto, promptly after receipt thereof. AFLIC shall maintain and keep on file in its principal executive office any file memoranda or any supplemental materials referred to in any such Registration Statement, Prospectus, exemptive application and no-action request and shall, as necessary, amend such memoranda or materials and shall provide or otherwise make available copies of such memoranda and materials to Distributor.

c.	Due Diligence. AFLIC shall provide Distributor access to such records, officers and employees of AFLIC at reasonable times as is necessary to enable Distributor to fulfill its obligation as principal underwriter for the related Variable Account under the 1940 Act, to perform due diligence and to use reasonable care.

d.	State Insurance Law Compliance. AFLIC shall be responsible for preparing the Variable Contract forms and filing them with applicable state insurance commissions, to the extent required. AFLIC shall obtain and maintain approvals of the Variable Contracts and the Variable Account from state insurance commissions, to the extent required, in order to carry out the offering of the Variable Contracts in all states. AFLIC shall take all action required to cause the Variable Contracts to continue to comply, in all material respects, as annuity contracts or life insurance contracts, as applicable, under applicable state insurance laws. AFLIC shall file promotional, sales and advertising material for the Variable Contracts and Variable Account, to the extent required, with state insurance commissions.

e.	Federal Tax Law Compliance. AFLIC shall take all action required to cause the Variable Contracts to continue to comply, in all material respects, as annuity contracts or life insurance contracts, as applicable, under applicable federal tax laws.

f.	Duration. The covenants and undertakings set forth in this Section shall remain in effect for so long as the Variable Contracts are being offered and remain outstanding.

5.	Marketing Materials

a.	Preparation and Filing. AFLIC and Distributor shall together design and develop all promotional, sales and advertising material (including any illustrations) relating to the Variable Contracts and any other marketing-related documents for use in the sale and servicing of the Variable Contracts, subject to review and approval by Distributor of such material and documents in accordance with applicable FINRA advertising rules. Distributor shall be responsible for filing such material with FINRA and any state securities regulatory authorities requiring such filings. AFLIC shall be responsible for filing all promotional, sales or advertising material (including illustrations), as required, with any state insurance regulatory authorities. AFLIC shall be responsible for preparing the Variable Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

b.	Use in Distribution and Customer Service Activities. AFLIC shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials, including, without limitation, the underlying fund prospectuses and financial statements, for use by Distributor and its Representatives in their distribution and customer service activities with respect to the Variable Contracts. AFLIC shall notify Distributor of those states or jurisdictions that require delivery of a statement of additional information with a Prospectus to a prospective purchaser or contract owner. Distributor shall not, and shall ensure that its Representatives do not, use any promotional, sales or advertising materials that have not been approved in advance by AFLIC.

c.	Distributor Expenses. Distributor shall be responsible for all expenses associated with the carrying out of its activities under this Agreement by its associated persons (including salaries, travel, occupancy and training), printing, mailing and delivery of communications to Customers (including without limitation prospectuses and annual and semi-annual reports to Customers), fees for third party consulting and administrative services maintaining licenses and registrations, and any other expenses associated with printing marketing materials and filing such materials with regulatory agencies.

6.	Other Compliance Obligations

a.	Confirmations. AFLIC, as agent for Distributor, shall confirm to each applicant for and purchaser of a Variable Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required to be confirmed by Rule 10b-10 or administrative interpretations thereunder.

b.	Books and Records. AFLIC shall maintain, as agent for Distributor, such books and records of Distributor pertaining to the offer and sale of the Variable Contracts that are required by the 1934 Act and rules thereunder to be maintained by Distributor as may be mutually agreed upon by AFLIC and Distributor. AFLIC shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and all other regulatory bodies having jurisdiction. To the extent AFLIC employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, AFLIC agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i). With respect to any books and records maintained or preserved on behalf of Distributor, AFLIC hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee true, correct, complete and current hard copy of any or all of any part of such books and records.

c.	Reports. Distributor shall cause AFLIC to be promptly furnished with such reports as AFLIC may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as the insurance laws of the State of Wisconsin and any other applicable states or jurisdictions.

d.	Issuance and Administration of Variable Contracts. AFLIC shall be responsible for issuing the Variable Contracts and administering the Variable Contracts and the Variable Account, provided, however, that Distributor shall have full responsibility for the securities activities of its Representatives, whether or not employed by AFLIC or any of its affiliates, engaged directly or indirectly in the Variable Contract operations, and for the training, supervision and control of such persons to the extent of such activities.

e.	Anti-Money Laundering. The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title IB of the USA PATRIOT Act (the “Patriot Act”), its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program (“CIP”) rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

f.	Trading Practices. Each party represents that it has and maintains an internal control structure for the processing and transmission of orders suitably designed (a) to prevent orders received after the close of trading on the New York Stock Exchange from being aggregated with orders received before such close of trading and (b) to minimize errors that could result in late transmission of orders to AFLIC. The parties further represent, warrant and covenant that they have adopted reasonable procedures to prevent customers from providing false or otherwise inaccurate information with respect to the source of the trading activity for any customer account or engaging in market timing activity in any account. The parties shall cooperate with one another to reject future premiums by customers who engage in any of the trading activities described in this paragraph.

g.	Privacy. The parties each affirm that they have procedures in place reasonably designed to protect the privacy of non-public customer information and will maintain such information they acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws. “Confidential Information” includes, by way of example and not limitation, all client-related information (including the names, addresses, telephone numbers, social security numbers and account numbers of such referred clients, as well as non-public personal information of such clients) that the parties receive. Notwithstanding the foregoing, each Party shall have the right to use or disclose Confidential Information: (i) to the full extent required to comply with applicable laws or requests of regulators; (ii) as necessary in connection with the Party’s audit, legal, compliance or accounting procedures; (iii) as necessary or permitted by applicable laws in the ordinary course of business under this Agreement; (iv) as authorized by a customer, and (v) to protect against or prevent fraud. Confidential Information does not include (i) information which is now generally available in the public domain or which in the future enters the public domain through no fault of the receiving party; (ii) information that is disclosed to the receiving party by a third party without violation by such third party of an independent obligation of confidentiality of which the receiving party is aware; or (iii) information that the disclosing party consents in writing that the receiving party may disclose.

7.	Investigations and Proceedings

a.	Cooperation. Distributor and AFLIC shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Variable Contracts distributed under this Agreement. Without limiting the foregoing, AFLIC and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Variable Contracts.

b.	Customer Complaints. AFLIC agrees that it will assist Distributor with complying with the reporting requirements imposed by Section 4530 of FINRA Rules with regard to the sales of the Variable Contracts. Without limiting the foregoing, AFLIC agrees to notify Distributor if persons associated with AFLIC are the subject of any written customer complaint, or are the subject of any claim for damages by a customer, broker, or dealer.

c.	Ineligibility. Distributor shall notify AFLIC of any event that causes Distributor to no longer be eligible to act as principal underwriter for the Variable Accounts under Section 9 of the 1940 Act.

8.	Indemnification

a.	By AFLIC. AFLIC shall indemnify and hold harmless Distributor and any officer, director, or employee of Distributor against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)      arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus; provided that AFLIC shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to AFLIC by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto;

(2)      result from any breach by AFLIC of any provision of this Agreement or the Original Agreement.

This indemnification shall be in addition to any liability that AFLIC may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.

By Distributor. Distributor shall indemnify and hold harmless AFLIC and any officer, director, or employee of AFLIC against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which

AFLIC and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)      arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to AFLIC specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto;

(2)      result from any breach by Distributor of any provision of this Agreement or the Original Agreement;

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.	General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 8 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 8. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.

d.	Duration. The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement or the Original Agreement. A successor by law of Distributor or AFLIC, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 8.

9.	Termination. This Agreement shall terminate automatically if it is assigned by Distributor without the prior written consent of the other party. (The term “assigned” shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at any time for any reason by either party upon 60 days’ written notice to the other party, without payment of any penalty. This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the following:

(1)	the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Variable Contracts in effect at the time of termination or issued pursuant to Applications received by AFLIC prior to termination;

(2)	the provisions contained in Section 8 regarding indemnification; and

(3)	the provisions contained in Section 3(b)(4) regarding the remittance of premiums.

In the event of any termination for any reason, all books and records and sales or marketing materials held by Distributor shall promptly be returned to AFLIC free from any claim or retention of rights by Distributor.

10.	Miscellaneous

a.	AFLIC Delegation. The parties acknowledge. approve and agree that AFLIC has assigned and delegated the performance of certain of its obligations hereunder to KCL pursuant to the Administrative Services Agreement.

b.	Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

c.	Amendment. Any amendment or other change in the terms or provisions of this Agreement shall be in a written instrument executed by each of the parties.

d.	Rights, Remedies, and Obligations are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

e.	Notices. All notices hereunder are to be made in writing and shall be given to the following officers: if to AFLIC, to:

American Family Life Insurance Company

6000 American Parkway

Madison, WI 53783

Attention: David C. Holman, Chief Legal Officer

If to Distributor, to:

Sunset Financial Services, Inc.

3520 Broadway

Kansas City, Missouri 64111

Attn: A. Craig Mason Jr., Counsel

or such other address as such party may hereafter specify in writing.

Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

f.	Interpretation; Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter as of the date hereof. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement is made in the State of Wisconsin, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Wisconsin without giving effect to principles of conflict of laws.

g.	Severability. This is a severable agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

h.	Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

i.	Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

j.	Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, and 1940 Act and the regulations thereunder and the FINRA Rules, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

AMERICAN FAMILY LIFE INSURANCE COMPANY

By. /s/ Daniel R. Schultz
Name: Daniel R. Schultz
Title: President and Chief Operating Officer

SUNSET FINANCIAL SERVICES, INC.

By. /s/ A. Craig Mason, Jr.
Name:. A. Craig Mason, Jr.
Title: Secretary

Exhibit A

Variable Accounts

American Family Variable Account I

American Family Variable Account II

Exhibit B

Variable Contracts

American Family Flexible Premium Variable Annuity Contract

American Family Flexible Premium Variable Universal Life Insurance Policy I

American Family Flexible Premium Variable Universal Life Insurance Policy II

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